ZAGG Announces CFO Transition

SALT LAKE CITY, March 12, 2019 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading global mobile lifestyle company, announced today that Brad Holiday intends to step down as Chief Financial Officer and transition to the role of Senior Vice President, Finance and Strategic Projects of ZAGG effective March 31, 2019. Taylor Smith, currently Vice President, Finance & Accounting of ZAGG, has been appointed Mr. Holiday’s successor.
Prior to his promotion to Vice President, Finance & Accounting in January 2013, Mr. Smith served as Director of SEC Reporting of ZAGG. Before joining ZAGG in July 2011, Mr. Smith served in various roles at KPMG LLP starting in August 2004, including senior manager, manager, senior associate, and associate within the audit group. Mr. Smith is a licensed certified public accountant and holds a B.S. and a master's degree in accountancy from Brigham Young University.
Chris Ahern, Chief Executive Officer said, “Brad has provided ZAGG with tremendous leadership, initially as a Board member and then as Chief Financial Officer over the past 3 years. During his tenure, the Company has evolved considerably through a combination of organic growth and strategic acquisitions. Brad’s contributions are immeasurable and, on behalf of the entire ZAGG team, I want to thank him for his dedication and commitment. I am confident we’ll continue to benefit from his experience and insights in his new position with the Company.”
“Since joining ZAGG in 2012, Taylor’s strong financial acumen and strategic thinking has been incredibly valuable to our success, making him the ideal person to be the Company’s next CFO,” continued Ahern. “Taylor will assume leadership of a very experienced finance team that he and Brad assembled over the past few years.”
Mr. Holiday said, “I have truly enjoyed my time as Chief Financial Officer of ZAGG, especially interacting with all the great people that make up this organization. I look forward to further collaborating with this talented management team to help execute our well thought out long-term growth strategy while also being able to spend more time with my family.”
About ZAGG Inc: ZAGG Inc (NASDAQ:ZAGG) is a global leader in accessories and technologies that empower mobile lifestyles. The Company has an award-winning product portfolio that includes screen protection, power management solutions, mobile keyboards, and personal audio sold under the InvisibleShield®, mophie®, ZAGG®, BRAVEN®, IFROGZ®, Gear4® and HALO® brands. ZAGG Inc has operations in the United States, Ireland, the U.K., and China. For more information, please visit the company’s websites at www.zagg.com, www.mophie.com, www.Gear4.com, and www.HALO.com.
Contact:
Investor Relations:
ICR, Inc.
Brendon Frey
203-682-8216
brendon.frey@icrinc.com

Company:
Jeff Dubois
801-506-7336
jeff.dubois@ZAGG.com